CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated September 26, 2002, except for the balance sheet of June 30, 2002, which omitted from the original submission in the Annual Report on Form 10-K of Unitronix Corporation for the year ended June 30, 2002, the long-term notes payable to related parties of $108,500, and we consent to the consolidated financial statements, as amended, included in this Form 10-K/A. Details of the long-term liabilities were disclosed in the footnotes in the original filing.

Dan Clasby & Company
October 11, 2002